EXHIBIT 99.1

Adaptive Medias Expects to Report Record Third Quarter Revenues; Company Expects Record Fiscal 2015 Results

Company's Media Graph Platform Driving Higher Margin Revenue Growth

IRVINE, Calif., Sept. 2, 2015 (GLOBE NEWSWIRE) -- Content syndication and monetization company, Adaptive Medias, Inc. (OTCQB:ADTM), a leader in programmatic advertising across mobile, video and online display, today announced that it expects revenues for its third quarter ending September 30, 2015 to reach approximately $1.5 million, a 36% sequential increase from its second quarter. Increasing demand for the Company's recently launched Media Graph ad-tech platform coupled with its traditional marketplace business is primarily responsible for the significant increase in revenues. In addition, the Company reported that, due to the higher margins associated with its Media Graph business, and continued cost containment efforts, it now expects to achieve breakeven results by the end of the current fiscal year.

"We are extremely pleased by the industry's reception to our ongoing rollout of our proprietary Media Graph ad-tech platform," said John B. Strong, Interim Chief Executive Officer of Adaptive Medias, Inc. As a result of our initial sales and marketing efforts, we have already signed up a number of domestic and international clients and expect this trend to accelerate as we continue our global rollout strategy. With margins as high as 80%, we expect our Media Graph platform to enable us to achieve breakeven results as early as the fourth quarter of this year. Although our third quarter performance is expected to be stellar based on preliminary data, current trends suggest that our fourth quarter revenues and bottom line could represent the single best quarter in the Company's history," concluded. Mr. Strong.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB:ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800